Exhibit 99.1
ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
Questions and Answers Transcript
at Conclusion of Call
November 3, 2005; 10:00 a.m. CT
Participant 1: I had a question, actually, on discontinued operations. First of all, do you expect the fourth-quarter figure to be similar to third quarter — income from discontinued operations?
Monty Bennett: That will depend upon the timing of when we sell these assets. So we hope to sell them sometime in the fourth quarter or the first quarter. So it will depend upon when we sell them. So I think it would be close.
Participant 1: Okay. And then on the 175 million or so, can you give us a sense of the EBITDA, perhaps, that it is producing?
Monty Bennett: Yes, we’ve got that number here. Let us look it up for you.
Participant 1: Okay, and then as you are looking that up, I guess any other planned dispositions that wouldn’t be in discontinued operations?
Monty Bennett: No.
Participant 1: Okay, so nothing is planned at this point?
Monty Bennett: No, but I want to emphasize, that we are constantly evaluating our portfolio and we’ve got this recycling strategy of looking at potential assets to sell as long as we’re looking at assets to buy. I think a correct conclusion would be to look at all the assets that

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

we’ve encumbered with some of this long-term debt. We are generally less inclined to sell those assets, and the assets that are either floating-rate debt or unencumbered we have the potentiality to sell. I wouldn’t say that we are inclined to sell those assets, but that is a greater possibility among those assets. So, that’s how we position our portfolio. I think we’ve got that stat for you now.
David Kimichik: The trailing twelve month EBITDA for those assets is about $15 million.
Participant 1: Great. Okay. And just one final question, qualitative — you guys seem to have been pretty actively involved in portfolio transactions in the past. Maybe you could talk about that market — are there still some portfolios available, and do you see assets on market, maybe on an individual basis also slowing down? Just any general market comments.
Monty Bennett: Sure, I will comment and Doug, I will let you comment as well. It’s competitive out there; there’s no question. You’ve noted the two big portfolio acquisitions we did in the first and second quarter. And of course, we’ve got this recent one-off transaction, the Hyatt Dulles, which we’re very, very excited about.
It’s competitive out there, and it remains competitive. We’re hopeful that as interest rates start to move up that it might make it a little less competitive. But there’s no question it’s out there. We do see some opportunities. We’re actively looking at other opportunities that are out there, and each deal has got a story about whether and why it makes or it doesn’t make. Doug, maybe you can give a little more specific color.
Doug Kessler: Sure. I think there has been kind of a bit of an overflow lately of some large portfolio transactions. I think that to make some of those large portfolios work, there has to be a higher degree of leverage applied to them, which makes them potentially less attractive for the public market, potentially more attractive for private market buyers.

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

We’re seeing very large portfolios, as well as smaller clusters of portfolios, coming into the market, and I wouldn’t say really by any means that the single asset pace transaction volume has slowed down. I think that what’s happening is quite frankly that there is a more of a balancing now of the deals coming to the market with the capital that’s chasing after the opportunities.
So we’re looking at all types of transactions — the portfolios as well as single assets — and as you well know, we’ve really made our mark by pursuing the off-market transactions as well, and we continue to pursue that very aggressively, and we’ll stay disciplined in terms of how we invest our capital to optimize our yields on these investments.
Participant 2: I just wanted to follow up with regards to the asset sales that you have planned — the 175 million. Does that include the proceeds from the original six, or is it just the 17 left to sell?
Monty Bennett: It’s just the 17 left to sell. No, I’m sorry, hang on a second here.
David Kimichik: It includes the roughly $30 million of assets that have been already sold.
Participant 2: So, really, it’s about 145 million or so on the 17?
Monty Bennett: Yes, that’s right. Or more.
Participant 2: Or more. Whatever is good. Let me ask you with regards to the asset sales, do you think that will impact somewhat your decision on how you set the run rate dividend for

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

‘06? You know, when you set that policy, are you taking into consideration maybe some of the impact from asset sales and the timing of recycling that capital?
Monty Bennett: Yes, we clearly look at earnings, but when we do our asset recycling, we do it with an eye of potentially replacing that capital. So if we sell some assets, and obviously, for the very short term, it could affect earnings, but the next quarter or two, as we continue to seek out investments — and our strategy, as you know, is pretty broad within the hospitality sector, so we always anticipate being able to source other transactions that are accretive and attractive. So we plan to then turn around and place it within the next quarter or two. So the idea that our strategy as being one that could therefore affect our dividends negatively, we just don’t see that.
Participant 2: Okay. Can you give some more color on maybe the potential buyers that you have identified, and not who they are specifically, but kind of the representation of the buyer? It sounded like from the portfolio transactions that it’s more — for these large portfolios, the private side, and are you looking to sell these as clusters or one-offs? Can you give some color on that?
Monty Bennett: We can give a little color. They are private buyers, and we’re selling some individually and some as clusters. So, it just depends upon how it comes out. And as the bids come in, we’ve looked at the bids potentially as individually or as clustered, and as you would imagine, mixed and matched to the buyers that would optimize our proceeds. So, it’s some of each, but largely on the private side.
Participant 2: And do you think one of the advantages you’ve done is placing this favorable financing and securing it for the next 10 years? Is that what’s making this portfolio maybe attractive or these assets attractive for the buyers?

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

Monty Bennett: I think so. I think the financing’s better on those assets — some of these assets, not the two from the FGS portfolio, but the financings that are on the Gen-1 Residence Inns and the TownPlace Suites is very attractive. Doug negotiated that earlier this year. And the current pay on that is I believe something like 5.25% or so.
Doug Kessler: I think one of the key benefits of that financing is that what the REIT could obtain is something that some of these private investors could not obtain. So they have to look at that as essentially an asset of transaction. And obviously, going into the financing, as we do with every financing, we’re thinking ahead of the curve a bit and we structured it so that we would have a great deal of flexibility with the assumption of the debt.
Participant 2: Not to consume the floor, but one last question with regards to that portfolio. Given that they are all Marriott branded or operated, was there any opportunity to make them franchise or make them unencumbered by management and more attractive to a buyer, or was it just too costly?
Monty Bennett: No, those — well, of the 17 assets, 15 are Marriott managed — or the Howard Johnsons. Of those 15, those are Marriott encumbered — there’s not an opportunity to convert them into franchises, except, as I recall, there’s a provision out in ‘08 or ‘10 that allows it to be converted to a franchise under certain conditions. So, a few years out, that option is there.
Participant 3: Just a question, or perhaps you could give us some more details on the upside of your Virginia asset you most recently purchased. That appeared to be one of the more expensive buys we’ve had recently, so I just wanted to get from you what is exciting about that asset.
Monty Bennett: Sure. I presume you’re talking about the Hyatt Dulles that we recently closed?

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

Participant 3: Yes.
Monty Bennett: We own, and actually in our previous life, developed the Embassy Suites there at Dulles Airport, just an intersection down. So we’re very familiar with the market, both from an operational and market standpoint, a revenue standpoint, cost standpoint and then from a development and construction standpoint. So we had great familiarity with it.
Our asset has been performing very well there, the Embassy Suites. And we have competed with that Hyatt. And, historically, that Hyatt had been unrenovated and the rooms were not in very good shape. And therefore, we did pretty well versus that Hyatt.
However, the Hyatt started to go through a renovation, which largely was completed in the summer of this year. And from our experience in the industry, and as you may suspect, we believed that once those renovated rooms came online, it would become a much, much stronger competitor.
In fact, last year about this time, we bought the Hyatt Anaheim under the same conditions. It was finishing up the renovations right when we purchased the asset, and the growth in that asset has been spectacular. We’re been very, very, very pleased with it.
So here we had another Hyatt completing something along the same lines that we already experienced a year prior, and it’s in a market that we’re very familiar with. The D.C. market is just growing like gangbusters. It’s one of the strongest markets in the country.

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

We also had the ability to add to that facility, to add potentially another 200 rooms and another 15,000 or so square feet of meeting space. So that has some additional expansion opportunities there. It’s one of the closest assets to the airport. The Dulles airport is going through a massive expansion. I believe the number is something like $3.5 billion. And with the security concerns about Reagan National, the new traffic going into Reagan will be limited, which means almost all the growth in air traffic in and out of D.C. will be through Dulles, which will help our airport base. The only two hotels closer are a Marriott and a Hilton that are on site there at the airport, and we’re the first airport as you come out of the interstate — out of the airport complex. And, the expansion of the annex of the Air and Space Museum, which is up there by our hotel, has been and should continue to be a big tourist draw.
So there’s just a lot of things happening in that marketplace on the demand side. No new supply on the horizon that we’re able to find, at least no shovel in the dirt actually getting a new construction going. So, with the expansion of capabilities, we just thought it was a great all-around asset. Very excited about it.
Participant 2: Just a couple of housekeeping questions. Maybe to start with you, Doug. I think you mentioned the mezz portfolio had a yield of about 13.9% at the end of the quarter. You had a net paydown of about 8 million in mezz loans. Which loan or loans did this relate to, and is that 13.9 after considering the paydowns?
Doug Kessler: Yes, the loan paydowns were associated with the Wyndham transaction.
David Kimichik: And the yield is on the portfolio that was in place at the end of the quarter.
Participant 2: So just off the top, I mean, what does that look like maybe after — I guess I can run the numbers myself, but — so the 13.9 was before the paydown?

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

Doug Kessler: Well, the yield doesn’t really — yes, the 13.9 would have been — no, it would have been inclusive, because the paydown occurred after or sometime during that quarter, actually — I’m just trying to think.
David Kimichik: No, the 13.9 is the portfolio that was in place at September 30. That’s after the payoffs.
Participant 2: I noticed your cash reserves continue to build, and I just wanted to refresh my memory. Is there any — in the restricted cash reserve, I mean — is any of that cash allocated or set aside for the renovation process, so we could see you dipping there instead of using cash from these refinancings to fund the renovations?
David Kimichik: Part of those restricted cash reserves is our FF&E reserve, and for the various properties, there’s different amounts for those. We do supplement some renovations with those dollars. So I think the answer is yes.
Participant 2: But not a meaningful amount will be —
David Kimichik: No, I think it’s meaningful, but it’s not clearly the full amount.
Participant 2: And then just to kind of go back to — you mentioned in your press release that the 17 assets held for sale represented about 14% of the third-quarter EBITDA. Is that percentage high given the fact that you had some renovating properties during the quarter? And could there be any seasonality playing into that third-quarter percentage?
David Kimichik: I think it’s representative. We gave you the annual number of 15 million. I think if you — the best way to analyze that is to take a look at our hotel operating profit table and

ASHFORD HOSPITALITY TRUST, INC.
Third Quarter Conference Call
11-03-05/10:00 a.m. CT

annualize that nine-month number, and you can get a pretty good feel for how that’s going to shake out on an annual basis.
END